Exhibit 5.1

May 5, 2023

Commerce Bancshares, Inc.
1000 Walnut
Kansas City, MO 64106

Re:	Commerce Bancshares, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Commerce Bancshares, Inc., a Missouri corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company concurrently herewith with the Securities and Exchange Commission.  The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of 4,686,671 additional shares (the “Shares”) of the Company’s common stock, par value $5.00 per share (the “Common Stock”), reserved for issuance pursuant to amended and restated Commerce Bancshares, Inc. Equity Incentive Plan (the “Plan”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As counsel, we have reviewed a Good Standing Certificate with respect to the Company issued by the Secretary of State of Missouri dated as of a recent date.  We have also reviewed the organizational documents of the Company, including (i) the Second Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), (ii) the By-Laws of the Company, as amended to the date hereof (the “By-Laws”).  We have also examined copies of (i) resolutions certified by the Secretary of the Company and adopted at a meeting of the Board of Directors of the Company held on February 3, 2023; and (ii) the duly certified results of the vote by the stockholders of the Company approving the adoption of the Plan at the Company’s Annual Meeting of Stockholders held on April 19, 2023.  We have relied, as to these and other factual matters which affect our opinion, on the Certificate of the Secretary of the Company dated as of May 5, 2023.

We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies.  We have further assumed that each award agreement setting forth the terms of each award granted pursuant to the Plan has been or will be duly authorized and validly executed and delivered by the parties thereto.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that, when the Registration Statement has become effective under the Act and the Shares have been issued and delivered upon payment therefor (in an aggregate amount or having an aggregate value equal to or greater than the aggregate par value of such Shares) in accordance with the Plan and any applicable award agreement, the Shares will be duly authorized, legally and validly issued, fully paid and non-assessable shares of capital stock of the Company.

This opinion is limited to matters governed by the General and Business Corporation Law of Missouri.  We express no opinion as to either the applicability or effect of the laws of any other jurisdiction.  This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  This opinion letter is rendered as of the date hereof, and we undertake no, and hereby disclaim, any obligation to make any inquiry after the date hereof or to advise you of any facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

Commerce Bancshares, Inc.
May 5, 2023

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,

/s/ Husch Blackwell LLP
HUSCH BLACKWELL LLP